Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 21, 2005 (except for Note B11 and Notes B9 and N, as to which the date is January 31, 2006), accompanying the consolidated financial statements of Two River Community Bank as contained in this Amendment No. 3 of the Registration Statement and Prospectus on Form S-4 (File No. 333-129638) of Community Partners Bancorp. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 7, 2006